Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CNA FINANCIAL CORPORATION,
SURETY ACQUISITION CORPORATION,
AND
CNA SURETY CORPORATION
DATED AS OF APRIL 20, 2011

INDEX OF DEFINED TERMS

Acceptance Time	4
Actions	20
Affiliate	42
Agreement	1
Appraisal Shares	11
Bankruptcy and Equity Exception	17
Business Day	42
Cap	33
Certificate	11
Certificate of Merger	10
Change in Recommendation	31
Closing	10
Closing Date	10
Code	4
Common Stock	1
Common Stock Unit	14
Company	1
Company Board	1
Company Board Recommendation	2
Company Bylaws	7
Company Charter	7
Company Disclosure Schedule	15
Company Insurance Subsidiaries	17
Company Plan	21
Company SAP Statements	23
Company Subsidiaries	1
Contract	18
Costs	31
DGCL	9
Effective Time	10
Environmental Laws	24
Equity Plans	14
ERISA	21
ERISA Affiliate	22
Exchange Act	2
Exchange Fund	12
Expiration Date	2
GAAP	19
Governmental Entity	18
Indemnified Person	31
Information Statement	18
Initial Expiration Date	2
Knowledge	42
Law	18
Liens	17
Loews	3
Material Contract	21
Materials of Environmental Concern	24
Merger	1
Merger Consideration	11
Merger Sub	1
Minimum Condition	3
Multiemployer Plan	21
Offer	1
Offer Conditions	3
Offer Documents	4
Offer Price	2
Order	20
Outside Date	36
Parent	1
Parent Group	1
Paying Agent	12
PBGC	22
Permits	20
Person	43
Proceeding	31
Promissory Note	8
Recommendation Documents	5
Regulation M-A	4
Restricted Stock	11
SAP	23
Schedule 13E-3	4
Schedule TO	4
SEC	3
SEC Reports	18
Section 16	35
Section 262	11
Securities Act	8
Securities Laws	5
Shares	1
Short Form Merger	9
Special Committee	1
Special Committee Recommendation	2
Stock Option	14
Stockholder Approval	17
Subsidiary	43
Surviving Corporation	9
Takeover Statute	25
Top Up Closing	8
Top Up Option	7
Top Up Option Shares	7
Transactions	1
Uncertificated Shares	11
Written Consent	30

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 20, 2011, is entered into by and among CNA Financial Corporation, a Delaware corporation (“Parent”), Surety Acquisition Corporation, a Delaware corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub”), and CNA Surety Corporation, a Delaware corporation (the “Company”).
          WHEREAS, Subsidiaries of Parent beneficially and of record own 27,425,147 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), which represents approximately 61% of the outstanding shares of Common Stock;
          WHEREAS, Parent has proposed to the Board of Directors of the Company (the “Company Board”) that Merger Sub acquire all of the issued and outstanding shares of Common Stock not owned by Subsidiaries of Parent (other than the Company and the Subsidiaries of the Company (the “Company Subsidiaries”)). Parent and the Subsidiaries of Parent other than the Company and the Company Subsidiaries are collectively referred to as the “Parent Group”; and such outstanding shares of Common Stock not owned by the Parent Group are collectively referred to as the “Shares”;
          WHEREAS, Parent has informed the Special Committee that it is only interested in acquiring the Shares and it does not desire to dispose of any shares of Common Stock beneficially owned by Parent in an alternative transaction;
          WHEREAS, the Company Board has established a special committee consisting solely of independent and disinterested directors (the “Special Committee”) to, among other things, review, evaluate, consider and negotiate any proposal made by the Parent Group to acquire Shares, including the Offer (as defined herein), the Merger (as defined herein) and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and to make a recommendation to the Company Board with respect thereto;
          WHEREAS, Merger Sub hereby agrees to commence, and Parent shall cause Merger Sub to commence, subject to the terms and conditions provided herein, a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to acquire all of the Shares for an amount equal to $26.55 per Share, net to the stockholders who tender their Shares, in cash and subject to any required withholding of taxes;
          WHEREAS, following the consummation of the Offer, subject to the terms and conditions provided herein, Merger Sub will merge with and into the Company with the Company surviving as an indirect Subsidiary of Parent (the “Merger”), and, subject to certain limitations as set forth herein, each Share that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price (as defined herein), subject to the terms and conditions set forth in this Agreement;
          WHEREAS, the Special Committee has unanimously (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of the Shares (for the avoidance of doubt, other than Parent and its Affiliates), (ii) recommended to the Company Board that the Company Board adopt resolutions approving and declaring advisable this Agreement and the Transactions and (iii) recommended that the holders of Shares accept the Offer, tender their Shares in the Offer and, to the extent that any such holders do not tender their Shares and to the extent required by applicable Law, vote to adopt this Agreement (such recommendation by the Special Committee, the “Special Committee Recommendation”);
          WHEREAS, the Company Board, based on the Special Committee Recommendation, has (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of the Shares, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend to the holders of Shares that such holders, to the extent required by applicable Law, vote to adopt this Agreement (such recommendation, the “Company Board Recommendation”); and
          WHEREAS, the Board of Directors of each of Parent and Merger Sub have unanimously approved the Merger and this Agreement and deem it advisable and in the best interests of their stockholders to consummate the Transactions, on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE TENDER OFFER
          SECTION 1.01. The Offer.
          (a) Subject to the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable and in any event no later than fifteen Business Days after the date hereof, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer at a purchase price of $26.55 per Share, net to the seller in cash (such price, or any higher price offered and paid by Merger Sub in its sole discretion in the Offer, as any such price may be adjusted pursuant to Section 1.01(g), the “Offer Price”).
          (b) The initial expiration date of the Offer shall be 11:59 p.m., New York City time, on the date that is twenty Business Days following the date on which the Offer is commenced (the “Initial Expiration Date”) (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with the terms and conditions set forth herein, the “Expiration Date”).
          (c) The obligation of Merger Sub to commence the Offer and to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the non-waivable condition that pursuant to the Offer, prior to the Expiration Date, there shall have been validly tendered and not properly withdrawn a number of Shares which constitutes at least a majority of the outstanding Shares (excluding from such calculation any shares held by the Parent Group, Loews Corporation, a Delaware corporation and the owner of approximately 90%

of the outstanding shares of common stock of Parent (“Loews”), and the directors and executive officers of each of the Company, Merger Sub, Parent and Loews, as of the Acceptance Time) (the “Minimum Condition”) and (ii) the other conditions set forth in Annex I hereto (together with the Minimum Condition, the “Offer Conditions”). For purposes of determining whether the Minimum Condition has been satisfied, Parent and Merger Sub shall have the right to include or exclude for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures (provided that if the Company notifies Parent that it reasonably believes that Shares that are subject to guaranteed delivery procedures may not be delivered to Merger Sub in accordance with such guaranteed delivery procedures, then Parent and Merger Sub will not include any such Shares in its determination of whether the Minimum Condition has been satisfied without the prior consent of the Company (acting pursuant to the direction of the Special Committee)).
          (d) Merger Sub expressly reserves the right to (i) increase the Offer Price and (ii) waive any of the Offer Conditions or modify the terms of the Offer (other than the Minimum Condition which shall be non-waivable), except that, without the prior written consent of the Company (provided that such consent has been approved by the Special Committee), Merger Sub shall not, and Parent shall not permit Merger Sub to, do any of the following: (A) decrease the Offer Price, change the form of consideration to be paid in the Offer or decrease the number of Shares subject to the Offer, (B) impose any conditions to the Offer other than the Offer Conditions set forth in Annex I hereto or modify any of the Offer Conditions set forth in Annex I hereto in any manner adverse to the holders of Shares, (C) otherwise amend or modify the Offer in a manner that would materially and adversely affect the holders of Shares, or (D) except as otherwise provided in this Section 1.01(d), extend the Offer. Notwithstanding the foregoing, unless this Agreement has been terminated in accordance with Section 8.01, Merger Sub may, without the consent of the Company (or the Special Committee), and upon the request of the Company, Merger Sub shall (I) extend the Offer for one or more consecutive increments of not more than ten Business Days each (or such longer period as the parties may agree in writing), if at any otherwise scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or, if permissible, waived; (II) extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer; or (III) if Shares have been accepted for payment but the number of shares of Common Stock collectively owned by the Parent Group is less than 90% of the shares of Common Stock on a fully-diluted basis (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), provide a “subsequent offering period” (as such term is defined in Rule 14d-1(g)(8) under the Exchange Act) in accordance with Rule 14d-11 of the Exchange Act; provided that Merger Sub may, but shall not be required to, make available a “subsequent offering period” if Merger Sub has exercised the Top Up Option; provided further that in no event shall Merger Sub be required to extend the Offer beyond the Outside Date (as such date may be extended pursuant to Section 8.01(b)(i)). Notwithstanding the foregoing, in the event that all of the Offer Conditions (other than the condition set forth in clause (a) of Annex I hereto) are satisfied or waived as of any otherwise scheduled Expiration Date, Merger Sub, without the prior written consent of the Company (provided that such consent has been approved by the Special Committee), may not extend the Offer for more than ten Business Days.

          (e) Promptly following the expiration of the Offer (and any subsequent offering period), subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, as promptly as practicable, all of the Shares (i) validly tendered and not properly withdrawn pursuant to the Offer and (ii) validly tendered in any subsequent offering period. The time that Merger Sub accepts for payment the Shares tendered pursuant to the Offer is referred to herein as the “Acceptance Time”.
          (f) Subject to the terms and conditions of this Agreement, including the Offer Conditions, Parent shall provide or cause to be provided to Merger Sub on a timely basis all funds necessary to purchase any Shares that Merger Sub is obligated to purchase pursuant to Section 1.01(e).
          (g) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the Acceptance Time to provide each holder of Shares with the economic effect of the Offer Price per Share.
          (h) Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable for Shares accepted for payment in the Offer (or any subsequent offering period) such amounts as Parent or Merger Sub are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable provision of tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or Merger Sub.
          SECTION 1.02. The Offer Documents. On the date of commencement of the Offer, Merger Sub and, to the extent required by Law, Parent, shall file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (the “Schedule TO”), which shall include as exhibits an offer to purchase and a related letter of transmittal and summary advertisement, in each case, reflecting the terms and conditions of this Agreement as they relate to the Offer and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (a “Schedule 13E-3”) which, at Parent’s option, may be filed as part of the Schedule TO (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and shall cause the Offer Documents to be disseminated to holders of Shares to the extent required by the applicable U.S. federal securities laws, including the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”). The Company shall promptly furnish to Merger Sub, in writing, all information concerning the Company that may be required by applicable Laws or reasonably requested by Merger Sub for inclusion in the Offer Documents. Each of Parent and Merger Sub agrees to use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, and each of Parent, Merger Sub and the Company agrees to promptly correct, in writing, any information provided by it for use in the Offer Documents if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by applicable Law. Each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable Securities Laws. The Company and the Special Committee (and the Special Committee’s counsel) shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendments or supplements thereto) before they are filed with the SEC or disseminated to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments. Parent and Merger Sub shall provide the Company and the Special Committee (and the Special Committee’s counsel) with copies of any written comments, and shall inform them of any oral comments, that they or their counsel receives from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company and the Special Committee (and the Special Committee’s counsel) a reasonable opportunity to review and comment on any written or oral responses to such comments, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments and allow the Company and the Special Committee a reasonable opportunity to participate in the response of Parent and Merger Sub to the SEC comments, including, to the extent practicable, by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the staff of the SEC. The Company hereby consents, so long as no Change in Recommendation (as defined herein) shall have occurred in accordance with Section 6.03, to the inclusion in the Offer Documents of the Special Committee Recommendation and the Company Board Recommendation.
          SECTION 1.03. Company Actions.
          (a) Concurrently with the filing of the Schedule TO, or (ii) if a Change in Recommendation shall have occurred in accordance with Section 6.03, no later than ten Business Days from the date of commencement of the Offer, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and a Schedule 13E-3 in each case with respect to the Offer containing, to the extent that no Change in Recommendation shall have occurred in accordance with Section 6.03, the Special Committee Recommendation and the Company Board Recommendation (together with all amendments, supplements and exhibits thereto, the “Recommendation Documents”) and shall cause the Recommendation Documents to be disseminated to the holders of Shares to the extent required by the Securities Laws and, in each case in a manner that complies with Rule 14d-9 under the Exchange Act and the Securities Laws. The Company shall deliver copies of the proposed form of the Recommendation Documents to Parent and its counsel within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel and the Company shall give reasonable and good faith consideration to any such comments. Each of Parent and Merger Sub shall, and Parent shall cause any of its Affiliates to, promptly furnish, in writing, to the Company all information concerning Parent, Merger Sub and the Affiliates of Parent that may be required by applicable Laws or reasonably requested by the Company for inclusion in the Recommendation Documents. The Company agrees to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Recommendation Documents, and each of the Company,

Parent and Merger Sub agrees promptly to correct, in writing, any information provided by it for use in the Recommendation Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. The Company shall take all steps necessary to amend or supplement the Recommendation Documents and to cause the Recommendation Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or the Special Committee, or their respective counsel, receive from the SEC or its staff with respect to the Recommendation Documents promptly after the receipt of such comments and shall give Parent and its counsel a reasonable opportunity to review and comment on any written or oral responses to such comments, the Company shall give reasonable and good faith consideration to any such comments and allow Parent and its counsel a reasonable opportunity to participate in the response of the Company to the SEC comments, including to the extent practicable, by participating with the Company or its counsel in any discussions or meetings with the SEC.
          (b) In connection with the Offer and the Merger, the Company shall reasonably promptly furnish or cause to be furnished to Parent and Merger Sub (i) mailing labels, security position listings of Shares held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of Shares, each as of the most recent practicable date, and (ii) such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as Parent, Merger Sub or their agents may reasonably request in connection with communicating to the record and beneficial holders of Shares with respect to the Offer and the Merger. Subject to the requirements of applicable Law, and except for steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall use such information only in connection with the Transactions and, if this Agreement is terminated in accordance with Section 8.01, shall promptly destroy or deliver to the Company (and shall use their respective reasonable best efforts to cause their respective agents and representatives to destroy or deliver to the Company) all copies and any extract or summaries of such information in possession of Parent and Merger Sub and their respective agents and representatives and shall provide written certification to the Company of such destruction or delivery no later than ten Business Days from such termination
          SECTION 1.04. Directors.
          (a) From and after the Acceptance Time, Parent shall be entitled to designate the number of directors, rounded to the nearest whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.04) and (ii) the percentage that the number of shares of Common Stock beneficially owned by the Parent Group (including Shares accepted for payment) bears to the total number of shares of Common Stock outstanding. From and after the Acceptance Time, the Company shall take all actions reasonably necessary to cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors.

          (b) The Company’s obligations to appoint Parent’s nominees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to Parent’s compliance with the final sentence of this Section 1.04(b), the Company shall promptly take all actions, including by including in the Recommendation Documents an information statement containing such information with respect to the Company and its officers and directors (including Parent’s designees to serve on the Company Board upon consummation of the Offer) as required by Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.04. Parent shall timely provide to the Company in writing any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.
          (c) Following the Acceptance Time and until the Effective Time, the Company Board shall at all times include the directors that currently comprise the Special Committee, and none of Parent, Merger Sub and the Company shall take any action to cause any change in the composition of the Special Committee and Parent and Merger Sub shall vote or cause to be voted all shares of Common Stock owned by Parent Group in favor of the election of the directors that currently comprise the Special Committee at the Company’s 2011 annual meeting, any adjournment or postponement thereof or any other meeting (including any written consent in lieu of a meeting) at which Company stockholders are permitted to vote for the election or removal of the Company Board. After the Acceptance Time and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Certificate of Incorporation of the Company dated December 10, 1996, as amended (the “Company Charter”) or the Amended Bylaws of the Company, dated April 24, 2008, as amended (the “Company Bylaws”) or applicable Law, and without limiting the other requirements set forth herein, the affirmative vote of a majority of the members of the Special Committee shall be required (a) for the Company to terminate this Agreement or amend this Agreement, (b) for the Company to exercise or waive any of the Company’s benefits, rights or remedies under this Agreement, (c) for the Company to take any action that would prevent or materially delay the consummation of the Merger, (d) except as otherwise expressly contemplated by this Agreement, to amend the Company Charter or the Company Bylaws or (e) for the Company to take any other action under this Agreement, in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect the holders of Shares.
          SECTION 1.05. Top Up Option.
          (a) The Company hereby irrevocably grants to Merger Sub an option (the “Top Up Option”), exercisable upon the terms and conditions set forth in this Section 1.05, to purchase a number of newly-issued fully paid and nonassessable shares of Common Stock (the “Top Up Option Shares”) equal to a number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Merger Sub and the other members of the Parent Group (but, in the case of the other members of the Parent Group, only to the extent such shares of Common Stock may be lawfully transferred to Merger Sub) at the time of such exercise, shall constitute no less than one (1) share more than ninety percent (90%) of the shares of Common Stock on a fully-diluted basis, or, at the option of Merger Sub, such lesser number of shares as Merger Sub may request, in any case at a price per share equal to the Offer Price; provided that in no event shall the Top Up Option be exercisable for a number of shares of Common Stock (A) that would result in Merger Sub owning less than ninety percent (90%) of the shares of Common Stock outstanding following the exercise of the Top Up Option or (B) in excess of the Company’s then authorized and unissued shares of Common Stock (treating shares owned by the Company as treasury stock as unissued) and not reserved or otherwise committed for issuance at the time of exercise of the Top Up Option.
          (b) Merger Sub may exercise the Top Up Option, in whole but not in part, only once at any time after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms. In the event that Merger Sub wishes to exercise the Top Up Option, it shall notify the Company in writing, and shall set forth in such notice: (A) the number of shares of Common Stock that will be owned by the Parent Group immediately preceding the purchase of the Top Up Option Shares, and (B) the place and time for the closing of the purchase of the Top Up Option Shares by Merger Sub, which shall not be more than five Business Days after delivery of such notice (the “Top Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Merger Sub of, and upon request by Merger Sub, cause the Company’s transfer agent to certify to Merger Sub, the number of shares of Common Stock outstanding immediately prior to the Top Up Closing, the number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to the Top Up Closing and the proposed number of Top Up Option Shares. At the Top Up Closing, Parent or Merger Sub shall pay the Company the aggregate purchase price for the Top Up Option Shares (calculated by multiplying the number of such Top Up Option Shares by the Offer Price). The aggregate purchase price payable for the Top Up Option Shares may be paid by Merger Sub at Merger Sub’s option (i) in cash, by wire transfer of same-day funds or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price for the Top Up Option Shares less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due and payable on the first anniversary of the Top Up Closing, (ii) shall bear simple interest of 5% per annum, (iii) may be prepaid, in whole or in part, at any time without premium or penalty, (iv) shall be secured by the Top Up Option Shares, (v) shall be full recourse against Parent and Merger Sub, (vi) shall provide that in the event that this Agreement is terminated after the Top Up Option is exercised and prior to the Effective Time, all amounts then owing pursuant to the Promissory Note (including all interest) shall thereupon become immediately due and payable and (vi) shall have only such other material terms as would be customary in an arm’s-length transaction. At the Top Up Closing, the Company shall cause to be issued to Merger Sub a certificate (or other appropriate form of ownership, including book entry) representing the Top Up Option Shares.
          (c) The parties shall cooperate to ensure that the issuance of the Top Up Option Shares is accomplished consistent with all applicable Laws. Consistent therewith, Parent and Merger Sub acknowledge that the shares of Common Stock that Merger Sub may acquire upon exercise of the Top Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub will be upon the purchase of the Top Up Option Shares an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top Up Option and the Top Up Option Shares to be acquired upon exercise of the Top Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
          (d) Notwithstanding anything to the contrary contained in this Agreement, each of Parent, Merger Sub and the Company acknowledge and agree that in any appraisal proceeding under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) with respect to Appraisal Shares and to the fullest extent permitted by applicable Law, the Surviving Corporation shall not assert that the Top Up Option, the Top Up Option Shares or any cash or Promissory Note delivered by Merger Sub to the Company as payment for any Top Up Option Shares should be considered in connection with the determination of the fair value of the Appraisal Shares in accordance with Section 262(h) of the DGCL.
ARTICLE II
THE MERGER
          SECTION 2.01. The Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and the DGCL.
          (b) Notwithstanding anything in this Agreement to the contrary, if following the Offer and the subsequent offering period (if any), the requirements for a short form merger pursuant to Section 253 of the DGCL (a “Short Form Merger”) are satisfied (or may be satisfied solely through lawful actions of the Parent Group) such that the Merger may be effected without a meeting, vote or written consent of the stockholders of the Company, each of Parent, Merger Sub and the Company shall use its, and Parent shall cause each other member of the Parent Group to use its, reasonable best efforts, including the exercise of the Top Up Option and, subject to applicable Law, with respect to the transfer to Merger Sub of any shares of Common Stock held by other members of the Parent Group (with any such transfer taking place on the same day as, and as close as practicable to, the Effective Time), to consummate the Merger pursuant to Section 253 of the DGCL as soon as practicable after the satisfaction or waiver of the conditions to Closing set forth in Article VII hereof (and in any event within the time parameters set forth in Section 2.02 below). In connection with the foregoing, Parent and Merger Sub shall not, and Parent shall cause the Parent Group not to, transfer, convey, distribute, dispose of any of, or otherwise cause the Parent Group to no longer own all of, the shares of Common Stock owned by the Parent Group on the date of this Agreement or any of the rights (including voting rights) associated with such shares.
          SECTION 2.02. Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, as soon as practicable, but in any event no later than five Business Days after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that, to the extent the Information Statement is required to be delivered to the Company’s stockholders pursuant to this Agreement and the Exchange Act, the Closing shall not occur until a date that is at least twenty calendar days after the mailing of the Information Statement to the Company’s stockholders. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company shall file a certificate of merger, if the Merger is effected pursuant to Section 251 of the DGCL, or Merger Sub shall file a certificate of ownership and merger, if the Merger is effected pursuant to Section 253 of the DGCL (each, a “Certificate of Merger”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the parties shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company (with the approval of the Special Committee) shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
          SECTION 2.04. Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended so as to read in their entirety as set forth in Exhibit A and Exhibit B hereto, respectively, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the DGCL.
          SECTION 2.05. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.
          SECTION 2.06. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY EQUITY AWARDS
          SECTION 3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Parent or Merger Sub:
          (a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Each share of Common Stock that is directly owned by the Company or Merger Sub shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Common Stock owned by any member of the Parent Group (other than Merger Sub) and any wholly-owned Company Subsidiary immediately prior to the Effective Time shall remain outstanding after the Effective Time.
          (c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (including restricted shares of Common Stock granted by the Company under the Company’s 2006 Long-Term Equity Compensation Plan (the “Restricted Stock”) but excluding shares which remain outstanding, or are to be canceled, in accordance with Section 3.01(b) and, except as provided in Section 3.01(e), the Appraisal Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), and at the Effective Time all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) or (y) any such uncertificated shares of Common Stock (collectively, the “Uncertificated Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
          (d) The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the Effective Time to provide each holder of shares with the economic effect of the Merger Consideration per Share.
          (e) Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c). The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
          SECTION 3.02. Exchange Fund. (a) Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration (other than shares of Restricted Stock) and, in connection therewith, shall enter into an agreement with the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount equal to the aggregate Merger Consideration payable in respect of all Shares (other than shares of Restricted Stock) entitled to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).
          (b) Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of shares of Common Stock (other than shares of Restricted Stock) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if any, shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and which shall otherwise be in customary form reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates and the transfer of Uncertificated Shares in exchange for the Merger Consideration. Each holder of record of shares of Common Stock shall, (x) upon surrender to the Paying Agent of any such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (y) upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive in exchange therefor the amount of cash which the number of shares of Common Stock previously represented by such Certificate or the Uncertificated Shares, as applicable, shall have been converted into the right to receive pursuant to Section 3.01(c), without any interest thereon and less any required withholding of taxes, and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the

Certificate so surrendered or the Uncertificated Shares so transferred is registered if any such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered or transferred as contemplated by this Section 3.02(b), each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate or Uncertificated Shares pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article III.
          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates or the transfer of Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificates or Uncertificated Shares, as applicable. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company with respect to the Common Stock shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash to the holder thereof as provided in this Article III.
          (d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Common Stock for twelve months after the Effective Time shall be delivered to the Surviving Corporation (or its designee(s)), upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.
          (e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
          (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Common Stock to receive the Merger Consideration as provided herein and if for any reason (including investment or other losses) the Exchange Fund is inadequate to pay the amounts due pursuant to Section 3.01(c), Parent shall deposit with the Paying Agent additional cash sufficient to make all payments required pursuant to such Section, and Parent and the Surviving Corporation shall in all events be liable for all such amounts due pursuant to such Section.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
          (h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
          SECTION 3.03. Treatment of Equity-Based Awards.
          (a) As of the Effective Time, each option to purchase shares of Common Stock (a “Stock Option”) granted under the Company’s 2006 Long-Term Equity Compensation Plan, the Company’s 1997 Long-Term Equity Compensation Plan and the Company’s Replacement Stock Option Plan (the “Equity Plans”) outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, will be cancelled and extinguished and the holder thereof will be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such Stock Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Stock Option. For the avoidance of doubt, no consideration shall be paid in respect of the cancellation of any Stock Option with an exercise price per share equal to or greater than the Merger Consideration. The Company shall use its reasonable best efforts to cause each holder of a Stock Option to execute a Payment Acknowledgement in the form attached hereto as Exhibit C.
          (b) As of the Effective Time, each common stock unit (a “Common Stock Unit”) granted under the Company’s Non-Employee Directors Deferred Compensation Plan outstanding immediately prior to the Effective Time, whether or not then vested, will be cancelled and extinguished and the holder thereof will be entitled to receive from the Surviving Corporation an amount in cash equal to the Merger Consideration, payable in accordance with the Company’s Non-Employee Directors Deferred Compensation Plan.
          (c) As of the Effective Time, each share of Restricted Stock that is outstanding immediately prior to the Effective Time shall vest and become free of any restrictions and shall be converted into the right to receive the Merger Consideration pursuant to Section 3.01(c). The Merger Consideration payable in respect of the Restricted Stock shall be paid by the Surviving Corporation as promptly as practicable following the Effective Time.
          (d) Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Section 3.03 to any holder of Stock Options, Common Stock Units or Restricted Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation.
          (e) Prior to the Effective Time, the Company will take such actions as may be reasonably required and such actions as may be reasonably requested by Parent to effectuate the actions contemplated by this Section 3.03, provided that the Company shall not (and shall not be required to) pay any consideration or incur any debts or obligations on behalf of the Company or the Surviving Corporation (or Parent) in connection with the taking of such actions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the SEC Reports (as defined herein) filed prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk-factor section or in any section relating to forward-looking statements) or as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be deemed disclosure with respect to the specific Section of this Article IV to which the information stated in such disclosure relates and such other Sections of this Article IV to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:
          SECTION 4.01. Corporate Organization. The Company and each of the Company Subsidiaries is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (where such concept is recognized under applicable Law) and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of Company Subsidiaries, where such failures to be so organized, existing and in good standing, to have such power and authority or to hold such governmental approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          SECTION 4.02. Capitalization.
          (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share. There are no shares of preferred stock of the Company outstanding. As of the close of business on April 18, 2011, (i) 44,973,466 shares of Common Stock were issued and outstanding, including 104,076 shares of Restricted Stock, (ii) 1,357,025 shares of Common Stock were held in the Company’s treasury, (iii) 970,543 shares of Common Stock were reserved for issuance in respect of outstanding Stock Options, with a weighted average exercise price of $15.50, granted under the Equity Plans and (iv) 11,031 shares of Common Stock remain to be issued upon the conversion of outstanding Common Stock Units granted under the Company’s Non-Employee Directors Deferred Compensation Plan. From the close of business on April 18, 2011 until the date of this Agreement, no options to purchase shares of Common Stock have been granted and no shares of Common Stock have been issued, except for shares of Common Stock issued pursuant to the exercise of Stock Options outstanding as of the close of business on April 18, 2011.
          (b) As of the date of this Agreement, except for the Top Up Option and except as set forth above in Section 4.02(a), (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity securities of the Company, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity securities of the Company or any Company Subsidiary, (C) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any obligation of the Company or any Company Subsidiary to issue, any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Company Subsidiary or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receives shares of Common Stock on a deferred basis or other rights that are linked to the value of shares of Common Stock and (ii) there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (c) All outstanding shares of Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. All of the outstanding capital stock or other voting securities or ownership interests in each Company Subsidiary is owned by the Company, directly or indirectly, free and clear of any lien, pledge, charge, encumbrance or security interests of any kind (“Liens”) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) other than statutory Liens for taxes or other governmental charges, assessments or claims (i) not yet delinquent or (ii) the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof) and other Liens released prior to the Effective Time.
          (d) Section 4.02(d) of the Company Disclosure Schedule sets forth (i) each of the Company Subsidiaries and the ownership interest of the Company in each such Company Subsidiary, as well as the ownership interest of any other Person or Persons in each such Company Subsidiary and (ii) the Company’s or the Company Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of the Company Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company or any investments held in investment accounts of the Company Subsidiaries that conduct the insurance operations of the Company (the “Company Insurance Subsidiaries”). To the Knowledge of the Company, the Company does not own, directly or indirectly, any voting interest in any Person that requires a filing by Parent or any of its Affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          (e) No shares of Common Stock are owned by any Company Subsidiary.
          SECTION 4.03. Authority Relative to this Agreement.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to receipt (if required by the DGCL) of the affirmative vote of holders of a majority of the outstanding shares of Common Stock to adopt this Agreement (the “Stockholder Approval”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval (if required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          (b) The Special Committee and the Company Board, acting based on the recommendation of the Special Committee, at meetings duly called and held at which a quorum was present and voting, have respectively approved this Agreement and the Transactions and determined that this Agreement and the Transactions are, as of the date of this Agreement, advisable and fair to, and in the best interests of, the holders of Shares and authorized the Special Committee Recommendation and the Company Board Recommendation, respectively. The Company Board has approved this Agreement and the Transactions and has taken all action in order that the restrictions on business combinations in Section 203(a) of the DGCL shall not apply to the Offer, the Merger or any other Transactions.
          SECTION 4.04. No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Transactions will not, (i) conflict with or violate the Company Charter or the Company Bylaws, or the certificate of incorporation, bylaws or other equivalent organizational documents of any of the Company Subsidiaries, (ii) subject to the filings and other matters described in Section 4.04(b) (including the related Section of the Disclosure Schedule), conflict with or violate any statute, law, rule, regulation, ordinance or code of any Governmental Entity (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, increased payment or cancellation of, or result in the creation of a Lien on any property or contract, agreement, obligation, commitment, lease, license, permit, franchise or other instrument (each, a “Contract”) to which the Company or any of the Company Subsidiaries is a party or by which their respective properties or assets are bound, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Offer, the Merger and the other Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except (i) for (A) any applicable requirements of the Securities Laws, including the filing and delivery of the Recommendation Documents, and, if required by applicable Law upon obtaining the Stockholder Approval by written consent, the filing with the SEC and mailing to stockholders of the Company of an information statement prepared pursuant to Section 14(c) of the Exchange Act regarding the Merger and the other Transactions (the “Information Statement”) (which shall also satisfy the requirements of Section 228 of the DGCL) and (B) the filing of appropriate certificates as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
          SECTION 4.05. SEC Filings and Financial Statements. The Company has timely filed or furnished all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other Securities Laws since January 1, 2009 (such documents, the “SEC Reports”). As of the respective dates such documents were filed or furnished, as the case may be, the SEC Reports complied in all material respects with all applicable requirements of the Exchange Act and other Securities Laws and did not contain, as of the respective dates such documents were filed or furnished, as the case may be (except to the extent amended or superseded by a subsequent filing with the SEC that is publicly available prior to the date of this Agreement) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company’s SEC Reports (including the related notes thereto) have been prepared from the books and records of the Company and the Company Subsidiaries, comply as of their respective filing dates (or if amended prior to the date of this Agreement, as of the date of such most recent amendment prior to the date of this Agreement) in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position, the consolidated results of operations, the consolidated stockholders’ equity and the consolidated cash flows of the Company and its Subsidiaries as of the dates thereof or for the periods presented therein, as applicable (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). Notwithstanding the foregoing, no representation or warranty is made, whether explicitly or implicitly, by the Company with respect to the adequacy of the Company’s or any Company Subsidiary’s loss reserves, including reserves for unpaid losses and loss adjustment expenses. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
          SECTION 4.06. Information Supplied. None of the information supplied or to be supplied in writing by the Company for inclusion or incorporation by reference in (a) the Offer Documents or the Recommendation Documents will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Information Statement (to the extent the Company is required to distribute the Information Statement) will, at the date it is first mailed to the Company’s stockholders and on the date the Written Consent is effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Recommendation Documents and the Information Statement, as the case may be, will comply in all material respects with the Securities Laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
          SECTION 4.07. Absence of Certain Changes.
          (a) Since January 1, 2011 through the date of this Agreement, there has not been any action taken or committed to be taken by the Company or any Company Subsidiary which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 6.01.

          (b) Since January 1, 2011, there has been no event, condition, fact, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
          SECTION 4.08. No Undisclosed Liabilities. Except for (a) liabilities incurred by the Company or the Company Subsidiaries since January 1, 2011 in the ordinary course of business consistent with past practice, (b) matters reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2011 for the fiscal year ended December 31, 2010 or (c) for liabilities incurred in connection with the Transactions, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty is made, whether explicitly or implicitly, by the Company with respect to the adequacy of the Company’s or any Company Subsidiary’s loss reserves, including reserves for unpaid losses and loss adjustment expenses.
          SECTION 4.09. Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, assessments, inquiries or investigations (whether civil, criminal, administrative or otherwise) (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective assets or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries nor any of their respective properties, rights or assets is or are subject to any order, writ, injunction, judgment or decree of any Governmental Entity (an “Order”), except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
          SECTION 4.10. Compliance with Law. The businesses of the Company and the Company Subsidiaries are not being, and since January 1, 2009, have not been conducted in violation of any Law or Order, except for any violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and no default has occurred under any such Permit, except for the absence of Permits and for defaults under Permits that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          SECTION 4.11. Material Contracts.
          (a) Section 4.11 of the Company Disclosure Schedule lists the following Contracts to which, as of the date hereof, the Company or any of the Company Subsidiaries is a party or by which any them is bound: (i) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any of the Company Subsidiaries or prohibits the issuance of guarantees by the Company or any Company Subsidiary, (ii) any Contract entered into in connection with any acquisition, divestiture, merger or similar transaction that materially restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area or grants a material right of first refusal or right of first offer or similar right or (iii) any Contract relating to an acquisition, divestiture, merger or similar transaction that has continuing indemnification, “earn-out” or other contingent payment obligations. Each such Contract described in clauses (i) through (iii) is referred to herein as a “Material Contract.”
          (b) The Company has previously furnished or made available to Parent true and complete copies of each Material Contract and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement (i) each of the Material Contracts is in full force and effect and is valid and binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, is valid and binding on the other parties thereto and (ii) there is no default under any Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto.
          SECTION 4.12. Employee Matters.
          (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. As used in this Agreement, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation, or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), under which (i) any current or former employee, officer, director, individual independent contractor or individual consultant of the Company or any Company Subsidiary has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any Company Subsidiary, or (ii) the Company or any Company Subsidiary has had or has any present or future liability.
          (b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
               (i) Each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws;

               (ii) Neither the Company nor any Company Subsidiary, nor any entity that is a member of their respective “controlled groups” (within the meaning of Section 414 of the Code (an “ERISA Affiliate”) has any liability with respect to, or has at any time contributed or had an obligation to contribute to, any Multiemployer Plan;
               (iii) Each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the Internal Revenue Service and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification or exemption;
               (iv) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and related Treasury guidance thereunder;
               (v) (A) No event has occurred and no condition exists that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any of their respective ERISA Affiliates, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws ; (B) no “reportable event” (as such term is defined in Section 4043 of ERISA), no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) for which an exemption is not available, and no failure to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code has occurred with respect to any Company Plan; and (C) there has been no determination that any Company Plan is, or is expected to be, in “at risk” status within the meaning of Title IV of ERISA; and
               (vi) All contributions to Company Plans that were required to be made under such Company Plans have been made, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP, and the Company has performed all obligations required to be performed under all Company Plans; and with respect to each Company Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid under the insurance policy have been paid.
          (c) With respect to each Company Plan, (A) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (B) no facts or circumstances exist that could give rise to any such Actions, (C) no written communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) (or comparable agency under non-U.S. Law) in respect of any Company Plan subject to Title IV of ERISA (or a comparable scheme under non-U.S. Law) concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (D) no administrative investigation, audit or other administrative proceeding (including amnesty proceedings) by the Department of Labor, the PBGC, the Internal Revenue Service or any other governmental agencies (U.S. or non-U.S.) are pending or in progress (including, any routine requests for information from the PBGC), or to the Knowledge of the Company, threatened.

          (d) Except as set forth on Section 4.12(d) of the Company Disclosure Schedule or otherwise specifically contemplated by this Agreement, the execution of, delivery of, or performance by the Company of its obligations in respect of the transactions contemplated by, this Agreement will not (either alone or in connection with any other event) (A) result in any severance pay or any increase in severance pay or (B) accelerate the time of payment, funding (through a grantor trust or otherwise), or vesting of any compensation or benefits, result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, or increase the amount payable under or result in any other material obligation pursuant to any of the Company Plans.
          (e) There are no Company Plans and there are no other Contracts, plans, agreements or arrangements (written or otherwise) covering any current or former employee, director, officer, consultant, stockholder or individual independent contractor of the Company or any Company Subsidiary that, individually or in the aggregate, could give rise to the payment of any amount or benefit that would not be deductible pursuant to the terms of Section 280G of the Code, or that could give rise to the imposition of an excise tax under Section 4999 of the Code.
          (f) All Stock Options were granted with an exercise price per share of Common Stock that was equal to or in excess of the fair market value per share of Common Stock as of the date of grant of such Stock Option to the extent required by applicable Law, accounting rules or Section 409A of the Code.
          SECTION 4.13. Labor. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other Contract with any labor organization, nor is any such Contract being negotiated or contemplated and there is no existing union or, to the Knowledge of the Company, attempt by organized labor to cause the Company or any of the Company Subsidiaries to recognize any union or collective bargaining representative, and, to the Knowledge of the Company, no organizational effort is, as of the date of this Agreement, being made or threatened on behalf of any labor union with respect to employees of the Company or any of the Company Subsidiaries.
          SECTION 4.14. Insurance Matters.
          (a) The Company has previously furnished or made available to Parent true and complete copies of the annual statements or other comparable statements for each of the years ended December 31, 2010 and December 31, 2009, together with all exhibits and schedules thereto (collectively, the “Company SAP Statements”), with respect to each of the Company Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Company Insurance Subsidiary’s jurisdiction of domicile. The Company SAP Statements were prepared in conformity with applicable statutory accounting practices prescribed or permitted by such Governmental Entity applied on a consistent basis (“SAP”) and present fairly, in all material respects, the statutory financial condition of such Company Insurance Subsidiary at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended. The Company SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity, except as such failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. After the Company SAP Statement for the year ended December 31, 2009 was so filed, the annual statutory balance sheets and income statements included in such Company SAP Statement was audited by an independent accounting firm of recognized national or international reputation. Notwithstanding the foregoing, no representation or warranty is made, whether explicitly or implicitly, by the Company with respect to the adequacy of the Company’s or any Company Subsidiary’s loss reserves, including reserves for unpaid losses and loss adjustment expenses.
          (b) Prior to the date of this Agreement, the Company has delivered or made available to Parent a true and complete copy of the Company’s 2010 annual actuarial reserve review, prepared by the Company’s internal actuary, and all attachments, addenda, supplements and modifications thereto.
          (c) Except as required by Law and the insurance Permits maintained by the Company Subsidiaries, as of the date of this Agreement, there are no orders or directives by, or supervisory letters from, any Governmental Entity specifically with respect to the Company or any Company Subsidiaries which (A) limit the ability of the Company or any Company Subsidiary to issue insurance policies or write surety bonds, (B) require any investments of the Company or any Company Subsidiary to be treated as nonadmitted assets, (C) require any divestitures of any investments of the Company or any Company Subsidiary, (D) in any manner relate to the capital adequacy, credit policies or management of the Company or any Company Subsidiary or the ability of the Company or any Company Subsidiary to pay dividends or other distributions or (E) otherwise restrict the conduct of business of the Company or any Company Subsidiary in any material respect.
          SECTION 4.15. Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, (i) there are no hazardous, acutely hazardous or toxic substance or waste defined or regulated as such under Laws relating to the protection of the environment or the protection of human health (“Environmental Laws”), petroleum, asbestos, lead, polychlorinated biphenyls, radon or toxic mold; and any other substance the exposure to which would reasonably be expected, because of hazardous or toxic qualities, to result in liability under applicable Environmental Laws (collectively, “Materials of Environmental Concern”) at any property currently owned by the Company or any Company Subsidiary and (ii) neither the Company nor any Company Subsidiary has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local law, concerning, any release or threatened release of Materials of Environmental Concern or any other Environmental Law at any property currently owned by the Company or any Company Subsidiary, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity.
          SECTION 4.16. Opinion of Financial Advisor. The Special Committee has received the opinion of Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of shares of Common

Stock (other than Parent and its Affiliates) in the Offer and the Merger is fair from a financial point of view to the holders of shares of Common Stock (other than Parent and its Affiliates).
          SECTION 4.17. Brokers. No broker, finder or investment banker, other than Goldman, Sachs & Co., is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Immediately following the execution and delivery of this Agreement, the Special Committee shall furnish to Parent a complete and correct copy of the engagement letter with Goldman, Sachs & Co. related to the services provided to the Special Committee in connection with the Transactions.
          SECTION 4.18. Takeover Statutes. No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the state of Delaware, or to the Knowledge of the Company, the laws of any other state or jurisdiction (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Offer, the Merger or the other Transactions. As of the date of this Agreement, the Company does not have any stockholder rights plan in effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
          SECTION 5.01. Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of any of the Transactions.
          SECTION 5.02. Authority Relative to this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement (if required by the DGCL) by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

          SECTION 5.03. No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to the filings and other matters described in Section 5.03(b), conflict with or violate any Laws applicable to any of Parent or Merger Sub or their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or Contract to which any of Parent or Merger Sub is a party or by which their properties or assets are bound, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of any of the Transactions.
          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Offer, the Merger and the other Transactions by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements of Securities Laws, (B) filing of appropriate certificates as required by the DGCL and (C) the (1) filings or notifications to, or (2) the approval included as clause (e) of the Offer Conditions set forth in Annex I hereto and (ii) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, individually or in the aggregate, would not, and would not reasonably be expected to, prevent or materially delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of any of the Transactions.
          SECTION 5.04. Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub or any Affiliate of Parent for inclusion or incorporation by reference in (a) the Offer Documents or the Recommendation Documents will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Information Statement (to the extent the Company is required to distribute the Information Statement) will, at the date it is first mailed to the Company’s stockholders and on the date the Written Consent is effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents (insofar as they relate to Parent or Merger Sub) will comply in all material respects with the Securities Laws, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

          SECTION 5.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing.
          SECTION 5.06. Available Funds. Parent will have, and will cause Merger Sub to have, available to it at each of the Acceptance Time and Effective Time, all funds necessary to permit Parent and Merger Sub to satisfy all of their respective obligations under this Agreement, including acquiring all of the outstanding Shares in the Offer and the Merger.
          SECTION 5.07. Merger Sub. Merger Sub is an indirect, wholly-owned Subsidiary of Parent. Merger Sub was formed specifically for the Transactions and has conducted no operations and incurred no obligations other than in connection with the Transactions.
          SECTION 5.08. Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of their respective assets or properties or any of the officers or directors of the Parent or Merger Sub, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of any of the Transaction. As of the date of this Agreement, neither Parent or Merger Sub nor any of the Parent’s or Merger Sub’s Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of any of the Transactions.
ARTICLE VI
COVENANTS AND OTHER AGREEMENTS
          SECTION 6.01. Conduct of Business of the Company. From the date of this Agreement until the Acceptance Time, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or except as set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use its commercially reasonable efforts to preserve intact and maintain its business organization and goodwill of those having business relationships with any of them and to keep available the services of their present officers and employees on terms and conditions substantially comparable to those currently in effect. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 6.01 of the Company Disclosure Schedule, from the date hereof until the Acceptance Time, without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, the Company shall not, and shall not permit any of the Company Subsidiaries to:
          (a) adopt or propose any change in its certificate of incorporation or by-laws or other comparable organizational documents;
          (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions declared, set aside, made or paid by any wholly-owned Company Subsidiary to the Company or to another wholly-owned Company Subsidiary), (ii) split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;
          (c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of outstanding Stock Options granted under the Company Stock Plans in accordance with their present terms and consistent with past practice or (ii) pursuant to the conversion of outstanding Common Stock Units granted under the Company’s Non-Employee Directors Deferred Compensation Plan to cash or shares of Common Stock in accordance with the terms thereof and consistent with past practice;
          (d) merge or consolidate with any other Person;
          (e) acquire assets with a value or purchase price in the aggregate in excess of $500,000, other than acquisitions of investments held in investment accounts of Company Insurance Subsidiaries in the ordinary course of business consistent with past practice;
          (f) sell, lease, license, subject to a material Lien, or otherwise surrender, relinquish or dispose of any assets with a value or purchase price in the aggregate in excess of $500,000, other than sales of investments held in investment accounts of Company Insurance Subsidiaries in the ordinary course of business consistent with past practice;
          (g) (i) make any loans, advances or capital contributions to, or investments in, any Person other than (w) investments in the ordinary course of business consistent with past practice in wholly-owned Company Subsidiaries, (x) investments held in investment accounts of Company Insurance Subsidiaries in the ordinary course of business consistent with past practice, (y) pursuant to any existing Contract, or (z) advances to employees in the ordinary course of business consistent with past practice, (ii) create, incur, guarantee or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, or (iii) make or commit to make any capital expenditure other than in an aggregate amount not to exceed the amount set forth in the Company’s 2011 capital expenditure budget;

          (h) amend or otherwise modify benefits under any Company Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Plan as currently in effect on the date of this Agreement, fail to make any required contribution to any Company Plan, merge or transfer any Company Plan or the assets or liabilities of any Company Plan, change the sponsor of any Company Plan, or terminate or establish any Company Plan, in each case except as required by applicable Law or an existing agreement or plan identified in Section 4.12 of the Company Disclosure Schedule;
          (i) grant any new, or increase any existing, compensation or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary except as required by applicable Law or any Company Plan as currently in effect on the date of this Agreement;
          (j) enter into or amend or modify any change of control, severance, consulting, retention or employment agreement with any officer of the Company or any Company Subsidiary, or any change of control, severance, consulting, retention or employment plan, program or arrangement;
          (k) (i) settle or compromise any Action material to the business of the Company and the Company Subsidiaries, taken as a whole other than in the ordinary course of business consistent with past practice, or (ii) enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Action;
          (l) (i) make, change or rescind any express or deemed material election relating to taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, (ii) settle or compromise any material Action relating to taxes or surrender any right to obtain a material tax refund or credit, offset or other reduction in tax liability, (iii) enter into any closing agreement with respect to any material taxes, or (iv) change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2009;
          (m) enter into, renew, extend, amend or terminate any Material Contract (or any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement);
          (n) materially change any underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting methods, principles, policies or practices of the Company or any Company Subsidiary, except for any such change required by a change in GAAP or SAP;
          (o) terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or any Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage; or
          (p) agree or commit to do any of the foregoing.

          SECTION 6.02. Stockholder Approval; Information Statement. (a) If the Stockholder Approval is required under the DGCL in order to consummate the Merger, then, in accordance with the DGCL, the Company Certificate and the Company Bylaws, the Exchange Act, and any applicable rules and regulations of the New York Stock Exchange, the Company shall as promptly as practicable after the consummation of the Offer seek the Stockholder Approval with respect to the matters requiring the Stockholder Approval by written consent of each member of the Parent Group holding shares of Common Stock, including Merger Sub (the “Written Consent”). So long as no Change in Recommendation shall have occurred in accordance with Section 6.03, the Company Board and the Special Committee shall recommend that any holder of Shares requested to do so should execute the Written Consent, and Parent and the other members of the Parent Group holding shares of Common Stock, including Merger Sub, shall execute, date and deliver the Written Consent in accordance with Section 228 of the DGCL with respect to all shares of Common Stock held by the Parent Group in favor of adoption of this Agreement, and all other matters requiring the Stockholder Approval, as soon as reasonably practicable. The Company shall comply with the DGCL, the Company Certificate and the Company Bylaws, the Exchange Act and the rules and regulations of the New York Stock Exchange in connection with the Written Consent, including (i) preparing and delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 6.02(b) below and (ii) giving prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL.
          (b) As promptly as reasonably practicable after Stockholder Approval has been obtained through execution and delivery to the Company of the Written Consent, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Information Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the Transactions. The Company shall deliver copies of the proposed form of the Information Statement to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel and the Company shall give reasonable and good faith consideration to any such comments. Each of Parent and Merger Sub shall, and Parent shall cause any of its Affiliates to, promptly furnish, in writing, to the Company all information concerning Parent, Merger Sub and the Affiliates of Parent that may be required by applicable Laws or reasonably requested by the Company for inclusion in the Information Statement. Each of the Company, Parent and Merger Sub shall use reasonable best efforts promptly to correct any information provided by it for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Securities Laws. The Company shall take all steps necessary to amend or supplement the Information Statement and to cause the Information Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable Securities Laws. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or the Special Committee, or their respective counsel, receive from the SEC or its staff with respect to the Information Statement promptly after the receipt of such comments and shall give Parent and its counsel a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments, and the Company shall give reasonable and good faith consideration to any such comments and allow Parent and its counsel a reasonable opportunity to participate in the response of the Company to the SEC comments, including by participating with the Company or its counsel in any discussions or meetings with the SEC. The Company agrees to use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Information Statement.
          SECTION 6.03. No Change in Recommendation. The Special Committee and the Company Board shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub , either the Special Committee Recommendation or the Company Board Recommendation (a “Change in Recommendation”) except that the Special Committee or the Company Board (upon the approval of the Special Committee) may effect a Change in Recommendation at any time prior to the Acceptance Time in response to a material event or circumstance that was not known (or the consequences thereof were not known) to the Special Committee or the Company Board, as applicable, on the date of this Agreement, which event or circumstance (or the consequences thereof) becomes known to the Special Committee or the Company Board, as applicable, prior to the Acceptance Time, if the Special Committee or the Company Board, as the case may be, determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, unless made within 48 hours of the Expiration Date, no Change in Recommendation may be made until after at least 48 hours following Parent’s receipt of notice from the Company advising that the Special Committee and/or the Company Board intends to take such action and the basis therefor and the Special Committee and/or the Company Board considers any modifications proposed by Parent or Merger Sub during such 48 hour period in order to eliminate the need for such Change in Recommendation.
          SECTION 6.04. Indemnification; Directors, and Officers, Insurance.
          (a) From and after the Acceptance Time, and for a period of six years after the Effective Time, each of Parent, the Company and the Surviving Corporation shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each present and former director and officer of the Company or any of the Company Subsidiaries (acting in their capacity as such) (each, an “Indemnified Person”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (a “Proceeding”) (and Parent, the Company or the Surviving Corporation, as applicable, shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification) in all such cases to the same extent that such Indemnified Persons are indemnified or have the right to advancement of expenses pursuant to the Company Charter or the Company Bylaws or similar documents of any Company Subsidiary, in each case, in effect as of the date of this Agreement or as expressly provided in Section 6.04(b) (assuming for these purposes that Parent was obligated to indemnify or advance expenses under the Company Charter or the Company Bylaws to the same extent that the Company is so obligated); provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification or advancement of expenses under this Section 6.04(a) in connection with a Proceeding, then the obligations of Parent, the Company and the Surviving Corporation set forth in this Section 6.04(a) shall survive the sixth anniversary of the Effective Time until such time as such Proceeding is fully and finally resolved. None of Parent, the Company and the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification or advancement of expenses could be sought by an Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Person(s) from all liability arising out of such Proceeding or such Indemnified Person(s) otherwise consents thereto in writing.
          (b) Parent and the Company agree that, during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, all rights to indemnification, advancement of expenses and exculpation now existing in favor of each Indemnified Person as provided in the Company Charter and Company Bylaws, or in the certificate or articles of incorporation, bylaws, or similar documents of any Company Subsidiary, in effect as of the date of this Agreement, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. During the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the certificate or articles of incorporation, bylaws or similar documents of the Company Subsidiaries shall, with respect to matters occurring at or prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company Charter and Company Bylaws or in the certificate or articles of incorporation, bylaws or similar documents of the Company Subsidiaries in effect as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified after the Acceptance Time and prior to the sixth anniversary of the Effective Time in any manner that would materially adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring at or prior to the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and exculpation in respect of any Proceeding pending or asserted or any claim made within such six-year period shall continue until the final disposition of such Proceeding or resolution of such claim. To the maximum extent permitted by applicable Law, all such indemnification of Indemnified Persons with respect to matters occurring before the Effective Time shall be mandatory rather than permissive, and the Company or the Surviving Corporation and their Subsidiaries, as the case may be, shall also advance expenses as provided hereinabove. Parent and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such Indemnified Person and the Company or any Company Subsidiary, as the case may be, shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement.
          (c) During the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, Parent or the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) obtain and maintain directors’ and officers’

liability insurance for the Indemnified Persons with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable in the aggregate than those of the directors’ and officers’ liability insurance policy obtained by the Company in effect on the date of this Agreement; provided, however, that in no event shall Parent and the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 6.04(c) any amount per annum in excess of 300% of the aggregate premiums currently paid or payable by the Company in 2011 (on an annualized basis) for such purpose (the “Cap”); and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. Prior to the Effective Time, Parent may, and, if requested by Parent, the Company shall, purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance. In the event that such a “tail” policy is purchased prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and Parent and the Surviving Corporation shall have no obligations under the first sentence of this Section 6.04(c) so long as such “tail” policy is in full force and effect.
          (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys substantially all of its assets then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (and their respective successors and assigns) assume the obligations of the Surviving Corporation (or its successors or assigns) under this Section 6.04.
          (e) The Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.04 under circumstances in which such Indemnified Person is entitled to the indemnity and other obligations provided in this Section 6.04. The provisions of this Section 6.04 shall survive the consummation of the Merger and expressly are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons. Notwithstanding anything in this Agreement to the contrary, it is agreed that the rights of an Indemnified Person under this Section 6.04 shall be in addition to, and not a limitation of any other rights such Indemnified Person may have under the Company Charter, the Company Bylaws, any other indemnification arrangements, the DGCL or otherwise and nothing in this Section 6.04 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company Charter, the Company Bylaws, any other indemnification arrangements, the DGCL or otherwise with respect to matters occurring prior to the Effective Time.
          SECTION 6.05. Access and Information. The Company shall (a) afford to Parent and its representatives such reasonable access during normal business hours throughout the period from the date of this Agreement to the Effective Time to the Company’s and each of the Company Subsidiary’s books, records, systems, Contracts, facilities and employees, (b) furnish to Parent and its representatives all financial, business, operational and other data and information (and shall provide reasonable consultation with respect thereto) as promptly as reasonably practicable following a request by Parent (and to the extent that the data or information is of the type of data or information that has been provided to Parent in the ordinary course of business prior to the date of this Agreement substantially within the timeframe for which such data or information has been provided historically to Parent) and (c) shall cooperate with Parent and promptly take all reasonable actions necessary to facilitate integration and transaction planning; provided that the foregoing shall not require the Company to permit any inspection, or to disclose any information (i) that in the reasonable judgment of the Company (after consultation with its outside counsel) would result in the disclosure of any trade secrets of third Persons or violate any of the Company’s obligations with respect to confidentiality if the Company shall have used its reasonable best efforts to obtain the consent of such third Person to such inspection or disclosure, (ii) that the Special Committee (after consultation with its outside counsel) reasonably determines would be inconsistent with the Special Committee’s fulfillment of its fiduciary duties to the holders of Shares under applicable Law or (iii) any privileged information of the Company or any Company Subsidiary. No information, knowledge, investigation obtained or made by Parent pursuant to this Section 6.05 shall affect or be deemed to modify or affect the representations, warranties, covenants or agreements of the Company contained herein.
          SECTION 6.06. Notification of Certain Matters. Each of the parties shall promptly notify the other parties of (i) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with or relating to the Transactions, except as the failure to obtain such consent would not reasonably be expected to prevent or materially delay the performance by a party of any of its respective obligations under this Agreement or the consummation of any of the Transactions, or from any Governmental Entity in connection with or relating to the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available to any party hereunder and (ii) any fact or circumstance that would reasonably be expected to result in the Offer Conditions set forth in clause (c) or (d) of Annex I hereto not being satisfied as of any then scheduled Expiration Date.
          SECTION 6.07. Publicity. None of the Company, Parent or Merger Sub shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Offer, the Merger or the other Transactions without prior consultation with the other parties, except as may be required by Law or any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity. Upon execution of this Agreement, Parent and the Special Committee shall agree upon the text of a press release to be jointly issued by Parent and the Company with respect to this Agreement and the Transactions.
          SECTION 6.08. Reasonable Best Efforts. Subject to the terms and conditions hereof and applicable Law, each of the parties hereto agrees to cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer, the Merger and this Agreement, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to material Contracts, (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign Law, (iii) lift or rescind any Order adversely affecting the ability of the parties to consummate the Transactions, (iv) effect any necessary registrations and filings and submissions of information requested by any Governmental Entities and (v) fulfill all conditions of this Agreement that are within such parties control.
          SECTION 6.09. Litigation Support(a) . The Company shall promptly advise Parent of any litigation involving the Company or any of its officers or directors, including the Special Committee, relating to this Agreement or the Transactions and shall keep Parent reasonably informed regarding the status of any such litigation. The Company shall cooperate with, and to the extent reasonably practicable, give Parent the opportunity to consult with respect to the defense or settlement of any such litigation, and no such settlement shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).
          SECTION 6.10. Stock Exchange Delisting. The Company and Parent shall cooperate and use their respective reasonable best efforts to cause the delisting of the shares of Common Stock from the New York Stock Exchange and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable Law.
          SECTION 6.11. Section 16 Matters. Prior to the Expiration Date, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock, Stock Options or Restricted Stock pursuant to this Agreement in connection with the Transactions shall be an exempt transaction for purposes of Section 16.
          SECTION 6.12. Rule 14d-10 Matters. Prior to the Expiration Date, the Compensation Committee of the Company Board will take all such actions as may be required to cause any and all employment, compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any Company Subsidiaries before, on or after the date of commencement of the Offer with or to current or future directors, officers, or employees of the Company or any Company Subsidiary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
          SECTION 6.13. Takeover Statutes. If any Takeover Statute is or may become applicable to the Offer, the Merger or the other Transactions, the Company shall take such actions as are within its power so as to eliminate or minimize the effects of such statute or regulation on such Transactions.
          SECTION 6.14. Administrative Services. Parent shall cause Continental Casualty Company, a member of Parent Group, not to terminate, or amend in a manner that is adverse to the Company, that certain Restated Administrative Services Agreement effective as of July 1, 2004 by and between Continental Casualty Company and the Company, as may be amended, restated or amended and restated from time to time, prior to the earlier of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms.
          SECTION 6.15. Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all those directors of the Company and any Company Subsidiary as designated by Parent prior to the Closing, in each case, effective at the Effective Time.
ARTICLE VII
CONDITIONS
          SECTION 7.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (by mutual written consent of the Company (acting pursuant to a resolution of the Special Committee) and Parent) at or prior to the Effective Time of each of the following conditions:
          (a) Acceptance of Shares in Offer. Merger Sub shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not properly withdrawn in accordance with the terms hereof and the Offer Documents.
          (b) Stockholder Approval; Short Form Merger. (i) The Stockholder Approval shall have been obtained or (ii) all conditions of applicable Law required to be satisfied to effect the Merger as a Short Form Merger shall have been satisfied.
          (c) No Order. No Order or Law issued, enacted or promulgated by any court of competent jurisdiction or other Governmental Entity shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the Merger or the other Transactions.
ARTICLE VIII
TERMINATION
          SECTION 8.01. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time, whether before or after receipt of the Stockholder Approval, if applicable:
          (a) prior to the Acceptance Time, by mutual written consent of Parent, Merger Sub and the Company (with respect to the Company, only pursuant to a resolution adopted by the Special Committee);
          (b) by either Parent or the Company by action of its board of directors (with respect to the Company, only pursuant to a resolution adopted by the Special Committee):
     (i) if Merger Sub has not accepted Shares for payment pursuant to the Offer on or before 5 p.m. New York City time on October 31, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, Merger Sub, and vice versa) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or before the Outside Date; provided further that in the event that a party does not have the right to terminate this Agreement as a result of the foregoing proviso, then the other party (assuming such party does have the right to terminate this Agreement under this Section 8.01(b)(i)) may, at its option by delivery of a written notice the breaching party, extend the Outside Date to January 31, 2012 (or any earlier date);
     (ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an Order restraining, enjoining or otherwise prohibiting the Offer and/or the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if the failure of such party (and in the case of Parent, Merger Sub, and vice versa) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order; or
     (iii) if the Offer has expired or shall have been terminated in accordance with the terms set forth in this Agreement (including Annex I hereto) without Merger Sub being required to purchase any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party if the failure of such party (and in the case of Parent, Merger Sub, and vice versa) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated or for the Offer to expire or be terminated;
          (c) by Parent, if, prior to the Acceptance Time, the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the Offer Conditions set forth in clause (c) or (d) of Annex I hereto and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one Business Day prior to the Outside Date or (B) the date that is thirty days from the date that the Company is notified by Parent of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
          (d) by the Company (only pursuant to a resolution adopted by the Special Committee), if, prior to the Acceptance Time, Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would reasonably be expected to prevent the Acceptance Time from occurring prior to the Outside Date and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one Business Day prior to the Outside Date or (B) the date that is thirty days from the date that Parent is notified by the Company of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

          (e) by Parent, if the Special Committee or the Company Board (acting based on the recommendation of the Special Committee) shall have made a Change in Recommendation prior to the Acceptance Time.
The party desiring to terminate this Agreement shall give written notice of such termination to each of the other parties hereto.
          SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent, Merger Sub or the Company, other than the confidentiality obligations of Parent and Merger Sub pursuant to Section 1.03(b), this Section 8.02 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from liability for any willful or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Acceptance Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.
          SECTION 9.02. Fees and Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the other Transactions shall be paid by the party incurring such expenses, regardless of whether the Offer or the Merger shall be consummated.
          SECTION 9.03. Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval, if applicable, by action taken by or on behalf of the parties’ respective Boards of Directors (in the case of the Company, acting through the Special Committee), the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, that after the Acceptance Time, no amendment shall be made that (a)(i) decreases the Offer Price or the Merger Consideration, (ii) changes the form of the Merger Consideration or (iii) amends, modifies, supplements, adds to or otherwise changes the conditions to the Merger without the approval of the Special Committee and (b) after the Stockholder Approval, if any, has been obtained, there shall be no amendment that, under the DGCL, would require the further approval of the Company’s stockholders without such approval first being obtained.
          SECTION 9.04. Extension and Waiver.
          (a) At any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable:

     (i) the Special Committee on behalf of the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent and/or Merger Sub, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent and/or Merger Sub pursuant hereto, or (c) waive compliance by Parent and/or Merger Sub with any of the agreements or with any conditions to the Company’s obligations.
     (ii) Parent may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (c) waive compliance by the Company with any of the agreements or with any conditions to Parent’s or Merger Sub’s obligations (other than the Minimum Condition which shall be non-waivable).
          (b) Any consent or any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer (in the case of the Company, only after approval of the Special Committee as to such action has been provided).
          SECTION 9.05. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

(a)	If to Parent or Merger Sub:

CNA Financial Corporation
333 South Wabash Ave
Chicago, Illinois 60604
Attention: Jonathan D. Kantor, Executive Vice President, General Counsel and Secretary
Facsimile No: 312-817-0511
e-mail: jonathan.kantor@cna.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, New York 10017
Attention: Gary Horowitz
Facsimile No.: 212-455-2502
e-mail: ghorowitz@stblaw.com

(b)	If to the Company:

Special Committee of the Board of Directors
c/o CNA Surety Corporation
333 South Wabash Ave

Chicago, Illinois 60604
Attention: Philip H. Britt, Chairman of the Special Committee
Rosemary Quinn, Senior Vice President, General Counsel and Secretary
Facsimile No: 410-720-3260
e-mail: rosemary.quinn@cnasurety.com

with a copy to:

Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
Attention: Mark D. Gerstein
Timothy P. FitzSimons
Facsimile No.: 312-993-7967
e-mail: mark.gerstein@lw.com
timothy.fitzsimons@lw.com
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
          SECTION 9.06. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.
          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 9.05 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.06(c).
          (d) The parties hereto agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to, and not exclusive of, any other remedy or remedies to which such party is entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) any other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason of law or equity.
          SECTION 9.07. Entire Agreement; Third-Party Beneficiaries.
          (a) This Agreement (together with the Annexes, Exhibits, Company Disclosure Schedule and Parent Disclosure Schedule) contains the entire agreement among the parties hereto with respect to the Offer, the Merger and the other Transactions and the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to these matters. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          (b) This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies, except for (i) the right of the holders of Shares who validly tender Shares pursuant to the Offer (including any subsequent offering period) to receive the consideration in respect thereof from and after the Acceptance Time and the right of the holders of Common Stock other than those who tender their shares of Common Stock pursuant to the Offer, the Stock Options and the Restricted Stock to receive, from and after the Effective Time, the aggregate consideration which they are entitled to receive pursuant to Article III and (ii) the provisions set forth in Section 6.04 of this Agreement which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons after the Acceptance Time.
          SECTION 9.08. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
          SECTION 9.09. Definitions. For purposes of this Agreement:
          (a) “Affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act; provided that for purposes of this Agreement, neither the Company nor any Company Subsidiary shall be deemed to be an Affiliate of Parent or Merger Sub.
          (b) “Business Day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.
          (c) “Knowledge” means, with respect to the Company, the actual knowledge of those individuals listed in Section 9.09(d) of the Company Disclosure Schedule.
          (d) “Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in the economy or financial markets (including credit markets) in general, (ii) changes in the economic, business, financial or regulatory environment generally affecting any of the industries in which the Company and its Subsidiaries operate including those industries that the Company or the Company Subsidiaries insure (including the construction industry), (iii) changes in Law or applicable accounting regulations (including GAAP) or principles or interpretations thereof, (iv) any change in the Company’s stock price or trading volume or any failure, in and of itself, by the Company to meet published revenue, earnings or loss ratio projections (it being understood that any change, effect, event, occurrence, condition or state of facts underlying such change or failure shall be taken into account in determining whether a Material Adverse Effect has occurred), (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (vi) changes that arise out of the announcement of this Agreement, out of actions expressly required to be taken by the Company under this Agreement or out of actions taken by the Company or the Company Subsidiaries at the written request of Parent or Merger Sub in connection with this Agreement, including any loss or adverse change in the relationship of the Company with its customers or agents caused by the pendency or announcement of this Agreement (provided that the exceptions in this clause (vi) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04), (vii) any actions, suits, claims, hearings, arbitrations or investigations or other proceedings relating to this Agreement, the Offer, the Merger or the other Transactions by or before any Governmental Entity, or (viii) any downgrade in the rating accorded to the Company or any of the Company Subsidiaries by any ratings agency, or any change in outlook with respect to, suspension or withdrawal of or other adverse action with respect to, the rating accorded to the Company or any of the Company Subsidiaries by any ratings agency (it being understood that any change, effect, event, occurrence, condition or state of facts underlying such change or failure shall be taken into account in determining whether a Material Adverse Effect has occurred); provided, however, that with respect to clauses (i), (ii), (iii) and (v), to the extent that the impact of such change or effect is disproportionately adverse in any material respect to the Company and the Company Subsidiaries taken as a whole compared to other companies in the same industry, such change or effect shall be taken into account in determining whether a Material Adverse Effect has occurred.
          (e) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (f) “Subsidiary” of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person or any other Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.
          SECTION 9.10. Interpretation. When a reference is made in this Agreement to an Article, a Section, an Annex or an Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to monetary amounts are to the lawful currency of the United States.
          SECTION 9.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign any of its rights and obligations hereunder, including the right to purchase any or all of the Shares tendered pursuant to the Offer, to Parent or one or more direct or indirectly wholly-owned Subsidiaries of Parent so long as such assignment does not prevent or impair the satisfaction of any of the Offer Conditions or the conditions set forth in Article VII or delay completion of the Offer, the Merger or the other Transactions; provided, however, that no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 9.12. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
[Signature pages follow]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CNA FINANCIAL CORPORATION

By: Name:	/s/ D. Craig Mense D. Craig Mense
Title:	Executive Vice President and
Chief Financial Officer

SURETY ACQUISITION CORPORATION

By: Name:	/s/ D. Craig Mense D. Craig Mense
Title:	Executive Vice President and
Chief Financial Officer

CNA SURETY CORPORATION

By: Name:	/s/ John F. Welch John F. Welch
Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX 1
OFFER CONDITIONS
          Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for, and may delay the acceptance for payment of, any Shares tendered pursuant to the Offer, if (i) the Minimum Condition shall not have been satisfied or (ii) any of the following conditions exists:
          (a) the Special Committee or the Company Board (acting based on the recommendation of the Special Committee) has made a Change in Recommendation such that the Special Committee Recommendation or the Company Board Recommendation is not in effect as of the Expiration Date;
          (b) there shall be in effect any Order or Law issued, enacted or promulgated by any court of competent jurisdiction or other Governmental Entity that restrains, enjoins or otherwise prohibits the consummation of the Offer or the Merger;
          (c) (i) any of the representations and warranties of the Company set forth in Section 4.07(b) (Absence of Certain Changes) shall not be true and correct as of the date of this Agreement and as of the Expiration Date as though made on or as of such date, (ii) any of the representations and warranties set forth in parts (a) and (b) of Section 4.02 (Capitalization) and Section 4.03 (Authority Relative to this Agreement) shall not be true and correct in all material respects as of the date of this Agreement and as of the Expiration Date as though made on or as of such date or (iii) any of the other representations and warranties of the Company set forth in Article IV hereof (other than the Sections of Article IV referred to in clause (i) or (ii) above), disregarding any exceptions therein relating to materiality or Material Adverse Effect, shall not be true and correct as of the date of this Agreement and as of the Expiration Date as though made on or as of such date except in the case of clause (iii) for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect;
          (d) the Company shall not have performed or complied with in all material respects, any of its covenants or agreements contained in the Agreement at or prior to the Expiration Date to the extent required to be performed at or prior to the Expiration Date, which failure to perform or comply shall not have been cured at or prior to the Expiration Date;
          (e) Form D approval from the insurance regulatory authority in Illinois with respect to the Transactions shall not have been received; or
          (f) the Agreement shall have been terminated in accordance with its terms.
          The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.
          The foregoing conditions are for the benefit of Parent and Merger Sub and, except for the Minimum Condition which shall be non-waivable, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the applicable rules and regulations of the SEC. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT A
FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION
FIRST. The name of the Corporation is CNA Surety Corporation.
SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
THIRD. The nature of the business purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware (“DGCL”).
FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock, par value $0.01 per share (Common Stock).
FIFTH. The Corporation is to have perpetual existence.
SIXTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.
SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
1.	To make, alter or repeal the Bylaws of the Corporation.

2.	To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

3.	To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

4.	To designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent permitted by Section 141(c)(2) of the DGCL and provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
5.	When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.
EIGHTH. Meetings of stockholders and of the Board of Directors may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
TENTH. To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment or repeal of this Article TENTH shall apply to or have any effect on liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EXHIBIT B
FORM OF BYLAWS OF THE SURVIVING CORPORATION
ARTICLE I
OFFICES
SECTION 1. REGISTERED OFFICE. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.
SECTION 2. OTHER OFFICES. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.
ARTICLE II
SHAREHOLDERS
SECTION 1. ANNUAL MEETING. The annual meeting of the shareholders shall be held in April in each year, beginning with the year 2012, for the purpose of electing Directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day.
SECTION 2. SPECIAL MEETINGS. Special meetings of the shareholders may be called by the President or by the Board of Directors.
SECTION 3. PLACE OF MEETING. The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for an annual meeting or for any special meeting called by the Board of Directors
SECTION 4. NOTICE. Ten days’ prior written notice of all annual or special meetings of the shareholders stating the place, day, and hour of the meeting, and, if a special meeting, the matters to be acted on thereat, shall be delivered by the Secretary of the Corporation to each shareholder entitled to vote at such meeting either personally or by mail, postage prepaid, at his post office address as it appears on the records of the Corporation. Attendance at any meeting in person or by proxy shall constitute a waiver of notice of such meeting.
SECTION 5. VOTING. Each shareholder may vote at any meeting of the shareholders either in person or by proxy executed in writing by the shareholder and filed with the Secretary at or before such meeting. Each shareholder shall be entitled to vote for Directors of the Corporation as hereinafter provided and otherwise shall be entitled to one vote for each share standing in his name on the records of the Corporation. All questions, unless otherwise provided by law, shall be decided by a majority of the votes thus cast.

ARTICLE III
DIRECTORS
SECTION 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed by its Board of Directors.
SECTION 2. NUMBER, TENURE AND QUALIFICATIONS. The number of Directors shall consist of not less than three nor more than nine persons, the number of which shall be fixed from time to time by resolution adopted by vote of the Board of Directors. Each Director shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified. Directors need not be residents of Delaware or shareholders of the Corporation.
SECTION 3. REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without other notice than this By-Law, immediately after, and at the same place as, the annual meeting of the shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than such resolution.
SECTION 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the President or any two Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them. Due notice of any such meeting shall be given, except that the attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.
SECTION 5. QUORUM. A majority of the Board of Directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided, that if less than a majority of the Directors are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice.
SECTION 6. MANNER OF ACTING. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
SECTION 7. VACANCIES. Any vacancy occurring in the Board of Directors and any directorship to be filled by reason of an increase in the number of Directors, may be filled by the Board of Directors or by election at an annual meeting or at a special meeting of the shareholders called for that purpose. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.
SECTION 8. INFORMAL ACTION BY DIRECTORS. Unless specifically prohibited by the Certificate of Incorporation or By-Laws, any action required to be taken at a meeting of the Board of Directors or any committee thereof, or any other action which may be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if all the members of the Board of Directors or such committee consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV
OFFICERS
SECTION 1. NUMBER. The officers of the Corporation shall be a Chairman of the Board, a President, a Treasurer, a Secretary, and such Vice Presidents, Assistant Treasurers, Assistant Secretaries or other officers as may be elected or appointed by the Board of Directors. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-Laws otherwise provided.
SECTION 2. ELECTION AND TERM OF OFFICE. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Vacancies may be filled or new offices filled at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.
SECTION 3. REMOVAL. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
SECTION 4. CHAIRMAN OF THE BOARD. The Chairman of the Board shall be the chief executive officer of the Corporation and shall have general and active control of its business affairs. He shall preside at all meetings of the shareholders and the Board of Directors, and may exercise any and all of the powers of the President.
SECTION 5. PRESIDENT. The President shall have general supervision and direction of all other officers of the Corporation subject to the direction of the Board of Directors, and shall carry into effect the orders of the Board of Directors and Chairman of the Board. He may sign, with the Secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation, or shall be required by law to otherwise signed or executed; and in general shall perform all duties incident to the office of President. In the absence of disability for any reason of the Chairman of the Board, he shall assume the duties of the Chairman of the Board for presiding at meetings.
SECTION 6. THE VICE PRESIDENTS. In the absence of the Chairman of the Board and the President or in the event of their inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Corporation; and shall perform such other duties as from time to time may be assigned to him by the President or by the Board of Directors.
SECTION 7. THE SECRETARY. The Secretary shall keep, or cause to be kept, a complete record of the proceedings of all meetings of the shareholders and the Board of Directors and shall be the custodian of all corporate books and records. It shall be the duty of the Secretary to present at each annual meeting of the shareholders an alphabetical list of the shareholders with the number of shares held by each, and to perform such other duties as may be assigned to him by the Board of Directors or the President.

SECTION 8. THE TREASURER. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine. He shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of ARTICLE VI of these By-Laws; (b) in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Directors.
SECTION 9. OTHER OFFICERS. All other officers elected by the Board of Directors shall perform such duties as are assigned to them by the President and Company with such orders and rules as the Board of Directors may require from time to time.
ARTICLE V
EXECUTION OF DOCUMENTS
SECTION 1. EXECUTION. The Chairman of the Board, the President or a Vice President shall have the power to bind the Corporation upon any and all contracts, undertakings and other obligatory instruments by his signature and such execution of any such instrument shall be deemed to be the act of the Corporation.
SECTION 2. APPOINTMENT OF ATTORNEYS-IN-FACT. The Chairman of the Board, the President or a Vice President may, from time to time, appoint by written certificates attorneys-in-fact to act in behalf of the Corporation in the execution of any and all contracts, undertakings and other obligatory instruments of like nature. Such attorneys-in-fact, subject to the limitations set forth in their respective certificates of authority, shall have full power to bind the Corporation by their signature and execution of any such instruments. The Chairman of the Board, the President or any Vice President or the Board of Directors, may, at any time, revoke all power and authority previously given to any attorney-in-fact.
ARTICLE VI
CERTIFICATES FOR SHARES AND THEIR TRANSFER
SECTION 1. CERTIFICATES FOR SHARES. Certificates representing shares of the Corporation shall be in such form as may be determined by the Board of Directors. Such certificate shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary and shall be sealed with the seal of the Corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the share represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.
SECTION 2. TRANSFER OF SHARES. Transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.
ARTICLE VII
INDEMNIFICATION OF OFFICERS AND DIRECTORS
SECTION 1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in or called as a witness in any Proceeding (as hereinafter defined) because he or she is an Indemnified Person (as hereinafter defined), shall be indemnified and held harmless by the corporation to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”), as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than the DGCL permitted the corporation to provide prior to such amendment). Such indemnification shall cover all expenses incurred by an Indemnified Person (including, but not limited to, attorneys’ fees and other expenses of litigation) and all liabilities and losses (including, but not limited to, judgments, fines, ERISA or other excise taxes or penalties and amounts paid or to be paid in settlement) incurred by such person in connection therewith.
Notwithstanding the foregoing, except with respect to indemnification specified in section 3 of this Article VII, the corporation shall indemnify an Indemnified Person in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) were authorized by the board of directors of the corporation.
     For purposes of this Article VII:
     (i) a “Proceeding” is an action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom;
     (ii) an “Indemnified Person” is a person who is, was, or had agreed to become a director or an officer or a Delegate, as defined herein, of the corporation or the legal representative of any of the foregoing; and
     (iii) a “Delegate” is a person serving at the request of the corporation or a subsidiary of the corporation as a director, trustee, fiduciary, or officer of such subsidiary or of another corporation, partnership, joint venture, trust or other enterprise.
SECTION 2. EXPENSES. Expenses, including attorneys’ fees, incurred by a person indemnified pursuant to Section 1 of this Article VII in defending or otherwise being involved in a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, including any appeal therefrom, upon receipt of an undertaking (the “Undertaking”) by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation; provided, that in connection with a Proceeding (or part thereof) initiated by such person, except a Proceeding authorized by Section 3 of this Article VII; the Corporation shall pay said expenses in advance of final disposition only if such Proceeding (or part thereof) were authorized by the Board of Directors. A person to whom expenses are advanced pursuant hereto shall not be obligated to repay pursuant to the Undertaking until the final determination of any pending Proceeding in a court of competent jurisdiction concerning the right of such person to be indemnified or the obligation of such person to repay pursuant to the Undertaking.
SECTION 3. PROTECTION OF RIGHTS. If a claim under Section 1 of this Article VII is not promptly paid in full by the Corporation after a written claim has been received by the corporation or if expenses pursuant to Section 2 of this Article VII have not been promptly advanced after a written request for such advancement accompanied by the Undertaking has been received by the Corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such claimant shall also be entitled to be paid the reasonable expense thereof (including, without limitation, attorneys’ fees). It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required Undertaking has been tendered to the corporation) that indemnification of the claimant is prohibited by law, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the claimant is proper in the circumstances, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that indemnification of the claimant is prohibited, shall be a defense to the action or create a presumption that indemnification of the claimant is prohibited.
SECTION 4. MISCELLANEOUS
(i) NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The board of directors shall have the authority, by resolution, to provide for such indemnification of employees or agents of the corporation or others and for such other indemnification of directors, officers or Delegates as it shall deem appropriate.
(ii) INSURANCE, CONTRACTS AND FUNDING. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of, or person serving in any other capacity with, the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expenses, liabilities or losses, whether or not the corporation would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL. The corporation may enter into contracts with any director, officer or Delegate of the corporation in furtherance of the provisions of this Article VII and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in this Article VII

(iii) CONTRACTUAL NATURE. The provisions of this Article VII shall be applicable to all Proceedings commenced or continuing after its adoption, whether such arise out of events, acts or omissions which occurred prior or subsequent to such adoption, and shall continue as to a person who has ceased to be a director, officer or Delegate and shall inure to the benefit of the heirs, executors and administrators of such person. This Article VII shall be deemed to be a contract between the corporation and each person who, at any time that this Article VII is in effect, serves or agrees to serve in any capacity which entitles him to indemnification hereunder and any repeal or other modification of this Article VII or any repeal or modification of the DGCL or any other applicable law shall not limit any Indemnified Person’s entitlement to the advancement of expenses or indemnification under this Article VII for Proceedings then existing or later arising out of events, acts or omissions occurring prior to such repeal or modification, including, without limitation, the right to indemnification for Proceedings commenced after such repeal or modification to enforce this Article VII with regard to Proceedings arising out of acts, omissions or events occurring prior to such repeal or modification.
(iv) SEVERABILITY. If this Article VII or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, such invalidity or unenforceability shall not affect the other provisions hereof, and this Article VII shall be construed in all respects as if such invalid or unenforceable provisions had been omitted therefrom.
ARTICLE VIII
FISCAL YEAR
The fiscal year of the Corporation shall begin on the first day of January in each year and end on the last day of December in each year.
ARTICLE IX
DIVIDENDS
The Board of Directors may, from time to time, declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

ARTICLE X
SEAL
The Board of Directors shall provide a corporate seal which shall be in the form of a circle and have inscribed thereon the name of the Corporation and the words, “Corporate Seal, Delaware”.
ARTICLE XI
WAIVER OF NOTICE
Whenever any notice whatever is required to be given under the provisions of these By-Laws or under the provisions of the Certificate of Incorporation or under the provisions of the General Corporation Law of the State of Delaware, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
ARTICLE XII
AMENDMENTS
These Bylaws may be altered, amended or repealed and new Bylaws may be adopted at any meeting of the Board of Directors of the Corporation by a majority vote of the Directors present at the meeting.

EXHIBIT C
OPTION CANCELATION AND PAYMENT ACKNOWLEDGMENT FORM
     Reference is made to the CNA Surety Corporation 1997 Long-Term Equity Compensation Plan, the CNA Surety Corporation 2006 Long-Term Equity Compensation Plan, and the CNA Surety Corporation Replacement Stock Option Plan (collectively, the “Stock Option Plans”), pursuant to which the undersigned has been awarded the stock options to purchase shares of the common stock, par value $0.01 per share, of CNA Surety Corporation (the “Company”) as indicated below.
     In consideration for the cash payment (the “Cash-Out Payment”) to be made to the undersigned pursuant to the Agreement and Plan of Merger by and among CNA Financial Corporation, Surety Acquisition Corporation (“Merger Sub”), and the Company dated as of April 20, 2011 (the “Merger Agreement”), the undersigned hereby confirms that his or her stock options issued under the Stock Option Plans will be canceled in connection with the merger of Merger Sub with and into the Company pursuant to, and in accordance with the terms and conditions in the Merger Agreement, for the payments described therein. The undersigned also agrees to use reasonable best efforts to take any further action as may be reasonably requested by the Company to perfect or evidence such cancelation.
     The undersigned acknowledges and agrees that the Cash-Out Payment shall be subject to all applicable federal, state and local tax withholding requirements. The undersigned represents and warrants that the stock options indicated below are the only stock options that he or she currently holds under the Stock Option Plans.

Name:
Date: __________ __, 2011

	Number of Shares	Estimated Option
Grant Date	under Option	Cash-Out Value